EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANTS

The Registrant has the following subsidiaries; Adams County National Bank, a National Banking Association, Russell Insurance Group, Inc., incorporated in the state of Maryland, and Pennbanks Insurance Company, organized in the Cayman Islands.